CombiMatrix Corporation Reports Second Quarter 2017

Financial and Operating Results

IRVINE, Calif. (August 3, 2017) – CombiMatrix Corporation (NASDAQ: CBMX), a family health molecular diagnostics company specializing in DNA-based reproductive health and pediatric testing services, announces financial and operating results for the three and six months ended June 30, 2017.

	Volumes				Revenues (in 000’s)
	Q2 ’17	Q2 ’16	# Δ	% Δ	Q2 ’17	Q2 ’16	$ Δ	% Δ
Prenatal	310	302	8	2.6%	$487	$472	$15	3.2%
Miscarriage analysis	1,095	901	194	21.5%	2,209	1,457	752	51.6%
PGS	343	200	143	71.5%	442	252	190	75.4%
Subtotal - reproductive health	1,748	1,403	345	24.6%	3,138	2,181	957	43.9%
Pediatric	549	497	52	10.5%	725	558	167	29.9%
Subtotal	2,297	1,900	397	20.9%	3,863	2,739	1,124	41.0%
FISH and karyotyping	790	880	(90)	(10.2%)	351	310	41	13.2%
Total - all tests	3,087	2,780	307	11.0%	4,214	3,049	1,165	38.2%
Royalties					27	58	(31)	(53.4%)
Total revenues					$4,241	$3,107	$1,134	36.5%

	Volumes				Revenues (in 000’s)
	6 mo. ’17	6 mo. ’16	# Δ	% Δ	6 mo. ’17	6 mo. ’16	$ Δ	% Δ
Prenatal	617	566	51	9.0%	$997	$794	$203	25.6%
Miscarriage analysis	2,198	1,896	302	15.9%	4,246	3,079	1,167	37.9%
PGS	575	367	208	56.7%	750	473	277	58.6%
Subtotal - reproductive health	3,390	2,829	561	19.8%	5,993	4,346	1,647	37.9%
Pediatric	1,062	949	113	11.9%	1,332	1,058	274	25.9%
Subtotal	4,452	3,778	674	17.8%	7,325	5,404	1,921	35.5%
FISH and karyotyping	1,573	1,650	(77)	(4.7%)	648	575	73	12.7%
Total - all tests	6,025	5,428	597	11.0%	7,973	5,979	1,994	33.4%
Royalties					56	100	(44)	(44.0%)
Total revenues					$8,029	$6,079	$1,950	32.1%

Three Months Ended June 30, 2017 and 2016

CombiMatrix reported total revenues for the second quarter of 2017 of $4.2 million, a 36.5% increase from $3.1 million for the second quarter of 2016. The increase in the second quarter of 2017 was driven by higher test volumes in the reproductive health and pediatric segments and improved reimbursement resulting in higher average revenue per test across all segments. Reproductive health diagnostic test revenues for the second quarter of 2017, which include prenatal, miscarriage analysis and preimplantation genetic screening (PGS) testing, increased 43.9% to $3.1 million with testing volumes increasing 24.6% to 1,748 due to continued success in our commercialization strategy emphasizing the reproductive health diagnostic market.

Total operating expenses were $4.6 million for the second quarter of 2017 compared with $4.3 million for the prior-year comparable period. The increase was due primarily to higher cost of services expenses associated with increased testing volumes and increased general and administrative expenses associated with increased legal costs from merger-related activities, partially offset by lower sales and marketing expenses related to optimized headcount in the field. Gross margin improved to 63.1% for the second quarter of 2017 from 53.0% for the second quarter of 2016, driven primarily by improved average reimbursement per test reflected above as well as from cost containment strategies undertaken in recent periods.

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Net loss for the second quarter of 2017 was $370,000, or $0.13 per share. This compares with a net loss for the second quarter of 2016 of $1.2 million, or $0.89 per share. The improvement in net loss was due primarily to the 36.5% increase in total revenues described above, coupled with improved gross margins.

Six Months Ended June 30, 2017 and 2016

CombiMatrix reported total revenues for the first six months of 2017 of $8.0 million, a 32.1% increase from $6.1 million for the first six months of 2016. The increase in total revenues for the first six months of 2017 was driven primarily by a 37.9% increase in miscarriage analysis diagnostic testing revenues due to continued success in our commercialization strategy emphasizing the reproductive health diagnostic market.

Operating expenses for the first six months of 2017 were $8.9 million compared with $8.8 million from the prior-year period, with the increase primarily due to higher cost of services resulting from increased testing volumes. Gross margin improved to 60.6% for the first six months of 2017 from 52.3% for the first six months of 2016.

Net loss for the first six months of 2017 was $888,000, or $0.31 per share, compared with $4.4 million, or $3.89 per share, for the first six months of 2016. The higher net loss in the 2016 period reflected one-time, non-cash charges of $1.9 million related to deemed dividends from the issuance of Series F convertible preferred stock and warrants in the $8.0 million public offering that closed on March 24, 2016. This increase was partially offset by the reversal of the $890,000 Series E deemed dividend recognized in 2015 from the repurchase of those securities upon closing of the public offering, partially reduced by the $656,000 deemed dividend paid to the Series E investors in February of 2016.

The Company reported $3.0 million in cash, cash equivalents and short-term investments as of June 30, 2017, compared with $3.7 million as of December 31, 2016. The Company used $112,000 and $607,000 in cash to fund operating activities during the quarter and six months ending June 30, 2017, respectively, compared with $0.9 million and $2.5 million in cash to fund operating activities during the quarter and six months ended June 30, 2016, respectively. The significant decrease in cash used to fund operating activities in the 2017 periods resulted primarily from improved cash reimbursement of $3.8 million and $7.2 million for the three and six months ended June 30, 2017, respectively, compared with $3.0 million and $5.4 million for the three and six months ended June 30, 2016, respectively.

About CombiMatrix Corporation

CombiMatrix Corporation provides sophisticated molecular diagnostic solutions and comprehensive clinical support to foster the highest quality in patient care. CombiMatrix specializes in pre-implantation genetic diagnostics and screening, prenatal diagnosis, miscarriage analysis and pediatric developmental disorders, offering DNA-based testing for the detection of genetic abnormalities beyond what can be identified through traditional methodologies. Our testing focuses on advanced technologies, including single nucleotide polymorphism chromosomal microarray analysis, next generation sequencing, fluorescent in situ hybridization and high resolution karyotyping. Additional information about CombiMatrix is available at www.combimatrix.com or by calling (800) 710-0624.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations, speak only as of the date hereof and are subject to change. All statements, other than statements of historical fact included in this press release, are forward-looking statements. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” “outlook,” “reach,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations, including projected cash flow-positive operating results, management’s future business, operational and strategic plans, recruiting efforts and test menu expansion. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. The risks and uncertainties referred to above include, but are not limited to: our ability to grow revenue and improve gross margin; delays in achieving and maintaining cash flow-positive operating results; the risk that operating expenses are not reduced or increase; the risk that test volumes and reimbursements level off or decline; the risk that payors decide to not cover our tests or to reduce the amounts they are willing to pay for our tests; the risk that we will not be able to grow our business as quickly as we need to; the inability to raise capital; the loss of members of our sales force; our ability to successfully expand the base of our customers, add to the menu of our diagnostic tests, develop and introduce new tests and related reports, expand and improve our current suite of services, optimize the reimbursements received for our microarray testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, steadily increase the size of our customer rosters in all of our genetic testing markets; our ability to attract and retain a qualified sales force in wider geographies; our ability to ramp production from our sales; rapid technological change in our markets; changes in demand for our future services; legislative, regulatory and competitive developments; general economic conditions; and various other factors. Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Contact:
Mark McDonough	LHA Investor Relations
President & CEO, CombiMatrix Corporation	Jody Cain
(949) 753-0624	(310) 691-7100
jcain@lhai.com

Tables to Follow

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COMBIMATRIX CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share information)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Revenues:
Diagnostic services	$4,214	$3,049	$7,972	$5,979
Royalties	27	58	56	100
Total revenues	4,241	3,107	8,028	6,079

Operating expenses:
Cost of services	1,632	1,432	3,140	2,851
Research and development	85	149	170	292
Sales and marketing	1,016	1,141	2,038	2,477
General and administrative	1,855	1,586	3,519	3,112
Patent amortization and royalties	25	25	50	50
Total operating expenses	4,613	4,333	8,917	8,782
Operating loss	(372)	(1,226)	(889)	(2,703)
Other income (expense):
Interest income	5	8	11	12
Interest expense	(3)	(17)	(10)	(35)
Total other income (expense)	2	(9)	1	(23)
Net loss	$(370)	$(1,235)	$(888)	$(2,726)

Deemed dividend from issuing Series F convertible preferred stock and warrants	$-	$-	$-	$(1,877)
Deemed dividend paid for right to repurchase Series E convertible preferred stock	-	-	-	(656)
Deemed dividend from issuing and modifying Series E convertible preferred stock and warrants	-	-	-	890
Net loss attributable to common stockholders	$(370)	$(1,235)	$(888)	$(4,369)

Basic and diluted net loss per share	$(0.13)	$(0.89)	$(0.31)	$(2.43)
Deemed dividend from issuing Series F convertible preferred stock	-	-	-	(1.67)
Deemed dividend paid for right to repurchase Series E convertible preferred stock	-	-	-	(0.58)
Deemed dividend from issuing and modifying Series E convertible preferred stock	-	-	-	0.79
Basic and diluted net loss per share attributable to common stockholders	$(0.13)	$(0.89)	$(0.31)	$(3.89)

Basic and diluted weighted average common shares outstanding	2,915,303	1,382,019	2,838,521	1,122,975

CONSOLIDATED BALANCE SHEET INFORMATION:

	June 30,	December 31,
	2017	2016
Total cash, cash equivalents and short-term investments	$3,022	$3,727
Total assets	8,119	8,478
Total liabilities	2,167	1,984
Total stockholders’ equity	5,952	6,494

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